Exhibit 10.19

FIRST AMENDMENT TO LEASE

(Amortization of Additional Allowance)

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is executed as of the 30th day of October, 2015, between SRI ELEVEN ROW LLC, a Delaware limited liability company (“Landlord”), and ZSCALER, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to a written lease dated as of June 30, 2015 (the “Lease”), pursuant to which Tenant leases from Landlord certain premises (the “Premises”) consisting of approximately 41,286 rentable square feet of space, comprising the entire rentable area of the building located at 110 Rose Orchard Way, San Jose, CA (the “Building”). All capitalized terms not otherwise defined herein shall have the meaning given them in the Lease. As confirmed by the letter agreement dated October 1, 2015, between Landlord and Tenant, the Expiration Date of the Lease is April 30, 2021 (subject to Tenant’s renewal option provided for in the Lease).

B. Pursuant to Paragraph 4.f.i. of the Lease, Landlord provided Tenant with a Landlord’s Allowance of One Million One Hundred Fourteen Thousand Seven Hundred Twenty Two Dollars ($1,114,722.00) to be applied to the cost of the Tenant Improvements constructed by Landlord in the Premises pursuant to Paragraph 4 of the Lease. In addition to the aforementioned Landlord’s Allowance, Paragraph 4.f.ii. of the Lease permitted Tenant to obtain from Landlord an additional allowance of up to Four Hundred Twelve Thousand Eight Hundred Sixty Dollars ($412,860.00) (the “Additional Allowance”) to be applied to the costs of the Tenant Improvements and to certain Soft Costs (as defined in Paragraph 4.f.ii. of the Lease).

C. Tenant has requested and received from Landlord from the permitted Additional Allowance the total sum of Three Hundred Seventy Five Thousand Seven Hundred Eighty Six and 97/100 Dollars ($375,786.97) (hereinafter the “Amortization Amount”). As required by Paragraph 4.f.ii. of the Lease, Landlord and Tenant presently desire to amend the Lease to increase the monthly rent thereunder by the amount required to fully amortize the Amortization Amount, at an interest rate of eight percent (8%) per annum, all as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Increase in Monthly Rent. In order to repay the Amortization Amount to Landlord in the manner required under Paragraph 4.f.ii. of the Lease, commencing with the payment of Monthly Rent due under Paragraphs 2.c. and 5 of the Lease on May 1, 2016, and continuing through and including the final payment of Monthly Rent due on April 1, 2021 (for a total of sixty (60) monthly payments), the Monthly Rent amounts set forth in Paragraph 2.c. of the Lease shall be increased by Seven Thousand Six Hundred Nineteen and 63/100 Dollars ($7,619.63) per month. If the Lease is terminated, for any reason, prior to the date the Amortization Amount plus accrued interest is fully repaid to Landlord, then concurrently with such termination of the Lease, the then unpaid portion of the Amortization Amount, plus all accrued but unpaid interest, shall be immediately payable in full.

As a result of the addition of the above referenced monthly payment to the Monthly Rent under the Lease, effective as of May 1, 2016, and continuing through April 30, 2021, the rent table set forth in Paragraph 2.c. of the Lease is revised to be as follows:

Period	Monthly Rent
5/1/16 through 10/31/16	$88,127.33
11/1/16 through 10/31/17	$90,535.68
11/1/17 through 10/31/18	$93,047.25
11/1/18 through 10/31/19	$95,593.22
11/1/19 through 10/31/20	$98,242.40
11/1/20 through 4/30/21	$100,960.40

2. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state of California, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

3. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Amendment directly with Shorenstein Management, Inc., on behalf of Landlord, and Tenant has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker or salesman other than the broker named above for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Amendment.

4. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

5. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

LANDLORD:		TENANT:

SRI ELEVEN ROW LLC,		ZSCALER, INC., a Delaware corporation
a Delaware limited liability company

By:	/s/ Jed Brush	By:	/s/ Naresh Bansal
Name:	Jed Brush	Name:	Naresh Bansal
Title:	Vice President	Title:	VP of Finance